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                                                                    EXHIBIT 99

FOR IMMEDIATE RELEASE                 Contact: Donald J. Radkoski (614) 492-4901
Feb. 14, 2005                                      or Mary Cusick (614) 492-4920


            BOB EVANS FARMS ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
                              AND UPDATES GUIDANCE

COLUMBUS, Ohio - Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced financial results for the fiscal third quarter and nine months ended Jan. 28, 2005.

         Total net sales for the third quarter were $381.0 million, a 31 percent increase from $291.4 million in the corresponding period last year. The increase is primarily attributable to the company's acquisition of Mimi's Cafe restaurants in July 2004. Net income for the quarter was $6.6 million, or $0.19 per share on a diluted basis, compared with $15.6 million, or $0.44 per share, a year ago. The decline reflects lower same-store sales and operating margins at Bob Evans Restaurants, as well as reduced operating margins in the food products segment. For the first nine months of fiscal 2005, net sales totaled approximately $1.1 billion, up 22 percent. Net income for the nine-month period was $31.4 million, or $0.88 per share, compared with $52.7 million, or $1.49 per share, a year earlier.

         Bob Evans Restaurants' same-store sales for the quarter were down 3.9 percent from a year ago, with average menu prices up 1.8 percent. The comparison was affected by unfavorable shifts in the timing of the year-end holidays, as well as severe winter weather during January. At Mimi's Cafe, same-store sales for the quarter rose 3.9 percent, with average menu prices up 2.8 percent. Overall, the restaurant segment's sales for the quarter increased 36 percent, but operating income declined 44 percent from a year ago.

         "Economic pressures on Bob Evans' core customer base in the Midwest, combined with the generally competitive industry environment, continue to dampen our same-store sales," said Stewart K. Owens, chairman of the board and chief executive officer. "At the same time, restaurant operating margins have fallen, reflecting the sales softness, increased food and labor costs related to our customer satisfaction initiatives, and the addition of Mimi's Cafe, which traditionally has had lower margins than Bob Evans Restaurants."

         In the food products segment, results were affected by continued high raw material costs. Hog costs in the company's sausage business averaged $52.00 per hundredweight for the quarter, compared with $35.00 a year ago. Volume trends were relatively strong despite slightly reduced promotional spending. Pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 8 percent, and the segment's total sales for the quarter were up 11 percent. While the segment's operating income was significantly improved from levels earlier in the fiscal year, it was down 52 percent from a year ago.


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         Owens said, "Hog costs now appear unlikely to decline as much in the months ahead as we had anticipated previously. In addition, restaurant sales and operating income comparisons will probably remain difficult through our fiscal year-end in April. As a result, we now expect earnings per share for the full year of $1.10 to $1.15, which is below our previous guidance. However, we are cautiously optimistic that trends will begin to improve as our new fiscal year gets under way. In particular, we are aggressively pursuing a variety of marketing and new product strategies aimed at boosting restaurant sales and profits in fiscal 2006 and beyond."

         During the third quarter, the company opened 10 new Bob Evans Restaurants, which brought total openings for the fiscal year to date to 33. For the full year, the company continues to target approximately 39 openings. In addition, seven Mimi's Cafes have been opened for the year to date, and 12 are targeted for the full year. As previously disclosed, the company currently plans to reduce the number of new Bob Evans Restaurants in fiscal 2006 to approximately 20, and to increase the number of Mimi's openings to approximately
15. The company also expects to accelerate its remodeling and rebuilding programs for Bob Evans Restaurants.

         On Feb. 8, 2005, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 12 cents ($0.12) per share on the company's outstanding common stock. The dividend is payable March 1, 2005, to stockholders of record at the close of business on Feb. 18, 2005.

         Bob Evans Farms, Inc. owns and operates 587 full-service, family restaurants in 21 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. In addition, the company operates 88 Mimi's Cafe casual restaurants located in 12 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com .


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                   CONSOLIDATED FINANCIAL RESULTS (UNAUDITED)
                       (Thousands, except per share data)

                                       Three Months Ended                   Nine Months Ended
                                       ------------------                   -----------------
                                 Jan. 28, 2005     Jan. 23, 2004     Jan. 28, 2005     Jan. 23, 2004
                                 -------------     -------------     -------------     -------------
Net Sales
  Restaurant Segment               $  316,205        $  233,159        $  905,990        $  727,090
  Food Products Segment                64,771            58,238           171,621           157,039
                                   ----------        ----------        ----------        ----------
     Total                         $  380,976        $  291,397        $1,077,611        $  884,129

Operating Income
  Restaurant Segment               $    9,949        $   17,894        $   51,246        $   70,314
  Food Products Segment                 3,170             6,563             4,141            12,767
                                   ----------        ----------        ----------        ----------
     Total                         $   13,119        $   24,457        $   55,387        $   83,081

Net Interest Expense               $    2,766        $      210        $    6,337        $    1,064

Income Before Income Taxes         $   10,353        $   24,247        $   49,050        $   82,017

Provisions for Income Taxes        $    3,717        $    8,656        $   17,609        $   29,280

Net Income                         $    6,636        $   15,591        $   31,441        $   52,737

Earnings Per Share
  Basic                            $     0.19        $     0.45        $     0.89        $     1.52
  Diluted                          $     0.19        $     0.44        $     0.88        $     1.49

Average Shares Outstanding
  Basic                                35,326            34,990            35,296            34,750
  Diluted                              35,646            35,672            35,654            35,387




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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this report which are not statements of historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In addition, certain statements in future filings by the company with the Securities and Exchange Commission, in press releases and in oral and written statements made by or with the approval of the company which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include statements of plans and objectives of the company or its management or board of directors; statements regarding future economic performance; and statements of assumptions underlying such statements. Words such as "plan," "believes," "anticipates," "expects" and "intends" and similar expressions are intended to, but are not the exclusive means of, identifying those statements.

Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:

     o    Changes in hog costs

     o The possibility of severe weather conditions where the company operates its restaurants

     o    The availability and cost of acceptable new restaurant sites

     o    Shortages of restaurant labor

     o Acceptance of the company's restaurant concepts into new geographic areas

     o Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi's Cafe

     o Unanticipated changes in business and economic conditions affecting Mimi's Cafe

     o Other risks disclosed from time to time in the company's securities filings and press releases

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.

         Company executives will discuss the results during a conference call Tuesday, Feb. 15, 2005, at 10 a.m. ET. To listen, call (800) 253-6872 (toll free) or log-in to the webcast at www.bobevans.com and then click on "investors." The call will be available for replay for 48 hours, beginning Tuesday, Feb. 15, 2005, immediately following the call by calling toll free
(877) 519-4471, pin code 5696945. The webcast version will also be archived on the company's Web site.